Tapestry, Inc.
2018 Stock Incentive Plan
Stock Option Grant Notice and Agreement

NAME
Tapestry, Inc. (the “Company”) is pleased to confirm that you have been granted a stock option (an “Option”), effective as of GRANT DATE (the “Grant Date”), as provided in this agreement (the “Agreement”) pursuant to the Tapestry, Inc. 2018 Stock Incentive Plan (as amended, restated or otherwise modified from time to time and in effect on the Grant Date, the “Plan”). Capitalized terms used but not defined in the Agreement shall have the meanings given to such terms in the Plan.
1.Option Right. Your Option is to purchase, on the terms and conditions set forth below, the following number of Option Shares (the “Option Shares”) of the Company’s Common Stock, par value $.01 per Option Share (the “Common Stock”), at the exercise price specified below (the “Grant Price”).

	Number of Option Shares	Grant Price Per Option Share
Option Shares Granted	# of Options	Grant Price
2.    Option. This Option is a non-qualified stock option that is intended to conform in all respects with the Plan, a copy of which will be supplied to you upon your request, and the provisions of which are incorporated herein by reference. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
3.    Expiration Date. This Option expires on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), subject to earlier expiration upon your death, Permanent and Total Disability (as defined below) or other termination of employment, as provided below.
4.    Vesting. This Option may be exercised only to the extent it has vested. Subject to Sections 5, 6 and 8 of the Agreement, and your continuous employment by the Company or any of its Affiliates (collectively, the “Tapestry Companies”) from the Grant Date until each of the first, second, third and fourth anniversaries of the Grant Date (each, a “Vesting Date”), this Option will vest with respect to one-fourth (1/4th) of the Option Shares on each Vesting Date.
If your employment is terminated by the Tapestry Companies without Cause (as defined below) upon, or during the twelve (12)-month period immediately following, a Change in Control (a “Change in Control Termination”), then all unvested Option Shares will become fully vested, effective immediately upon such termination and this Option will be exercisable until the Expiration Date.
5.    Death, Total Disability or Retirement. If you cease active employment with the Tapestry Companies because of your death or Permanent and Total Disability, this Option will vest as of the date of your death or the date you are determined to be Permanently and Totally Disabled, which date shall be the sole remaining Vesting Date, and the last day on which this Option may be exercised is the earlier of (a) the Expiration Date or (b) five (5) years after the date of your death or Permanent and Total Disability. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
In the case of your Retirement (as defined below), and subject to (a) providing the Required Notice (as defined below) applicable to you and (b) complying with the Restrictive Covenants (as defined below) for the periods specified in Section 8(a) and Section 8(c), this Option will remain outstanding and eligible to continue to vest in accordance with the schedule set forth in Section 4, and will be exercisable until the Expiration Date. For purposes of the foregoing, “Retirement” shall mean your departure from employment with the Tapestry Companies other than for Cause (as defined below) if either: (1) you have attained age sixty-five (65) and five (5) years of service with the Tapestry Companies or (2) you have attained age fifty-five (55) and ten (10) years of service with the Tapestry Companies.
6.    Involuntary Termination, Voluntary Termination and Non-Severance Event Termination.
(a)    If your employment with the Tapestry Companies is terminated by the Tapestry Companies prior to the final Vesting Date and you are entitled to receive severance benefits under any written severance plan or policy of the Tapestry Companies or an employment agreement between you and the Tapestry Companies in connection with such termination (collectively, a “Severance Event Termination”), then, unless such agreement provides otherwise, you will receive pro-rata vesting based on the number of days you were employed during the period beginning on the Grant Date and ending on the date of your Severance Event Termination, excluding any Option Shares that have already become vested on previous applicable Vesting Dates under this Agreement, and any Option Shares that remain unvested after giving effect to the foregoing pro-rata vesting will be forfeited for no consideration as of the date of your Severance Event Termination. The Option Shares that become vested upon your Severance Event Termination may be exercised until the earlier of (i) the Expiration Date or (ii) 90 days after the date of your Severance Event Termination. Your receipt of pro-rata vesting with respect to a portion of the Option Shares pursuant to this Award upon a Severance Event Termination will be subject to (i) your timely execution and non-revocation of a waiver and release agreement in the form prescribed by the Tapestry Companies and (ii) the terms and conditions set forth in (A) the Agreement, (B) any employment agreement between you and the Tapestry Companies (as applicable) and (C) any written severance plan or policy of the Tapestry Companies applicable to you and in effect as of the date of your Severance Event Termination.

(b)    If your employment terminates (i) for reasons other than your death, Permanent and Total Disability, Retirement (as described in Section 5) or a Change in Control Termination and (ii) such termination is not a Severance Event Termination (i.e., you voluntarily terminate your employment with the Tapestry Companies or your employment is terminated by the Tapestry Companies and you are not eligible for severance pay under the written severance plans or policies of the Tapestry Companies or an employment agreement between you and the Tapestry Companies), including, for the avoidance of doubt, if your employment with the Tapestry Companies is terminated due to poor performance, as determined in the sole discretion of the Committee), then the portion of this Option that has not yet vested as of the date your employment terminates will be forfeited for no consideration and the vested portion of this Option shall terminate on the earlier of (A) the Expiration Date or (B) ninety (90) days following the date of your termination of employment.
(c)    If your termination by the Tapestry Companies is for Cause (as defined below), then this Option shall be forfeited in its entirety for no consideration on the date your employment terminates. For purposes of the Agreement, “Cause” shall mean a determination by the Company that your employment should be terminated for any of the following reasons: (i) your violation of the Employee Guide or any other written policies or procedures of the Tapestry Companies, (ii) your indictment, conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, (iii) your willful or grossly negligent breach of your duties, (iv) any act of fraud, embezzlement or other similar dishonest conduct, (v) any act or omission that the Company determines could have a material adverse effect on the Tapestry Companies, including without limitation, its reputation, business interests or financial condition, (vi) your failure to follow the lawful directives of the Chief Executive Officer or other employee of the Company to whom you report, or (vii) your breach of any written agreement between you and any of the Tapestry Companies, including your breach of any of the Restrictive Covenants.

7.    Exercise. This Option may be exercised (subject to the restrictions contained in the Agreement) in whole or in part for the number of vested Option Shares specified in a written notice (including an electronic notice) that is delivered to the Company or its designated agent and is accompanied by full payment of the Grant Price for such number of Option Shares in cash. Subject to Section 3 above, this Option will be considered exercised on the date on which (a) your written notice of exercise and (b) your payment of the Grant Price, have both been received by the Company or its designated agent. In addition, if you are an international optionee, you are subject to the additional terms shown on Annex A. Notwithstanding anything contained in the Agreement to the contrary, the provisions of Section 6.2 of the Plan (Expiration of Option Term: Automatic Exercise of In-The-Money Options) shall apply to this Option.
8.    Forfeiture.

(a)    Notwithstanding anything contained in the Agreement to the contrary, (i) if your employment with the Tapestry Companies is terminated for Cause (as defined above) (a “Termination for Cause”), (ii) if you elect to terminate your employment with the Tapestry Companies (including in the event of your Retirement) and you do not provide the Tapestry Companies with the Required Notice applicable to your level (“Termination without Notice”), or (iii) if you engage in any activity inimical, contrary or harmful to the interests of the Tapestry Companies during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates (other than due to Retirement, in which case the claw-back and forfeiture provisions set forth in Section 8(a) of the Agreement that apply in the event the Restrictive Covenants are violated shall remain in effect through the last Vesting Date), including but not limited to: (A) violating any of the Restrictive Covenants (as defined below), (B) violating any business standards established by the Company, or (C) participating in any activity not approved by the Board of Directors which is reasonably likely to contribute to or result in a Change in Control (such activities to be collectively referred to as “Wrongful Conduct”) then (x) this Option, to the extent it remains unexercised, shall be forfeited automatically for no consideration on the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice, whichever is applicable, and (y) the Company shall have the right to claw-back, and you shall pay to the Company in cash any Financial Gain (as defined below) you realize from exercising all or a portion of this Option within the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice. For the two (2) year period commencing on a Change in Control, items (A) and (B) under Section 8(a)(iii) shall not constitute Wrongful Conduct.
Solely in the event of your Retirement, if you violate any of the Restrictive Covenants prior to the last Vesting Date set forth in Section 4, (x) this Option, to the extent any portion of it remains unvested, shall be forfeited automatically for no consideration on the date on which you first violated the Restrictive Covenants, and (y) the Company shall have the right to claw-back, and you shall pay to the Company in cash or Shares any Financial Gain you realize from the exercise of this Option within the twelve (12) month period immediately preceding the date on which you violated the Restrictive Covenants or, if longer, the period commencing on your date of Retirement and ending on the date on which you violated the Restrictive Covenants.
(b)    For purposes of the Agreement, “Financial Gain” shall equal, on each date of exercise during the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding such Wrongful Conduct or termination, the difference between the fair market value of the Common Stock on the date of exercise and the Grant Price, multiplied by the number of Option Shares Common Stock purchased pursuant to the exercise (without reduction for any Option Shares of Common Stock sold, surrendered or attested to in payment of Tax-Related Items (as defined in Section 14 below)); and “Required Notice” means advance written notice of your intent to terminate your employment with the Tapestry Companies, delivered not less than (A) the advance written notice period required in your individual employment letter if you are then a member of the Tapestry Executive Committee, which shall not be less than three (3) months, (B) six (6) weeks before your last day of employment if you are then a Senior Vice President, or (C) four (4) weeks before your last day of employment if you are then a Vice President (there is no Required Notice applicable if you are below the level of Vice President).
(c)    For purposes of the Agreement, “Restrictive Covenants” shall mean your agreement not to (i) compete directly or indirectly (either as owner, employee or agent of a Competitive Business (as defined below)) with any of the businesses of the Tapestry Companies, (ii) make, directly or indirectly, a five percent (5%) or more investment in a Competitive Business, or any new luxury accessories business that competes directly with the existing or planned product lines of the Tapestry Companies, (iii) solicit any present or future employees or customers of the Tapestry Companies to terminate [or reduce] such employment or business relationship(s) with the Tapestry Companies, in the case of each of (i), (ii) and (iii), at any time during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates (other than due to Retirement, in which case the claw-back and forfeiture provisions set forth in Section 8(a) of the Agreement that apply in the event the Restrictive Covenants are violated shall remain in effect through the last Vesting Date), or (iv) disclose or misuse any confidential information regarding the Tapestry Companies at any time. You acknowledge and agree that the Company is granting you this Award in consideration of your agreement to be bound by the Restrictive Covenants, and you acknowledge and agree that this Award is good and valuable consideration for the Restrictive Covenants. Accordingly, if you breach any of the Restrictive Covenants, in addition to the forfeiture and claw-back consequences described in Section 8(a), the Company shall be entitled to recover any damages incurred as a result of such breach. You further acknowledge and agree that the Tapestry Companies would be irreparably harmed by any breach of the Restrictive Covenants and that money damages would be an inadequate remedy for any such breach and, accordingly, in the event of your breach or threatened breach of any of the Restrictive Covenants, the Company may, in addition to any money damages or other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the Restrictive Covenants. For the avoidance of doubt, the remedies in law and in equity for any breach of the Restrictive Covenants set forth in this Section 8(c) are in addition to, and cumulative of, the claw-back and forfeiture provisions set forth in Section 8(a). Notwithstanding anything herein to the contrary, nothing herein is intended to limit any restrictive covenant provision contained in any other agreement between you and the Tapestry Companies that may permit any of the Tapestry Companies to seek injunctive relief, money damages or any other rights or remedies at law or in equity in the event of a breach of threatened breach of any restrictive covenant provision contained in any other agreement.
(d)    For purposes of the Agreement, “Competitive Business” shall mean any entity (including its subsidiaries, parent entities and other affiliates) that, as of the relevant date, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Tapestry Companies; provided, that (i) the list of Competitive Businesses shall not exceed the total number of entities shown below for the region in which your employment is based, (ii) such entities are the same entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the date of the termination of your employment with the Tapestry Companies. A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet. Each entity included in the list of entities designated as Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company Employees employed by the Company’s North American entities or Global Operations division (regardless of the employee’s geographic place of work or residence) excluding those described in the paragraph below: Adidas AG; Burberry Group PLC; Cole Haan LLC; Fast Retailing Co., Ltd.; Compagnie Financiere Richemont SA; Fung Group; G-III Apparel Group, Ltd.; The Gap, Inc.; Kering; L Brands, Inc.; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; Prada, S.p.A; Proenza Schouler; PVH Corp.; Rag & Bone; Ralph Lauren Corporation; Tory Burch LLC; Tumi Holdings, Inc.; and V.F. Corporation.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company employees employed by the retail businesses operated by the Company (either directly or in a joint venture) outside of North America (regardless of the employee’s geographic place of work or residence): Adidas AG; Burberry Group PLC; Chanel S.A.; Club 21 Pte Ltd; Cole Haan LLC; Compagnie Financiere Richemont SA; Fast Retailing Co., Ltd; Furla S.p.A.; The Gap, Inc.; H&M Hennes & Mauritz AB (H&M); Hermes International SA; Industria de Diseno Textil, S.A; Kering; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited; Prada, S.p.A;

PVH Corp.; Ralph Lauren Corporation; Salvatore Ferragamo S.p.A; Tod’s S.p.A.; and Tory Burch LLC.
By accepting this Option, you consent to and authorize the Tapestry Companies to deduct from any amounts payable by the Tapestry Companies to you any amounts you owe to the Company under this Section. This right of set-off is in addition to any other remedies the Company may have against you for your breach of the Agreement. Your obligations under this Section shall be cumulative (but not duplicative) of any similar obligations you have under the Agreement or pursuant to any other agreement with the Tapestry Companies.
9.    Rights as a Stockholder. You will have no rights as a stockholder with respect to any Option Shares until and unless ownership of such Option Shares has been transferred to you in accordance with the Agreement and the Plan.
10.    Options Not Transferable. This Option will not be assignable or transferable by you, other than by will or by the laws of descent and distribution or, with the consent of the Administrator, a DRO, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative). If this Option remains exercisable after your death, subject to Sections 3, 5 and 7 above, it may be exercised by the personal representative of your estate or by any person who acquires the right to exercise such Option by bequest, inheritance or otherwise by reason of your death.
11.    Transferability of Option Shares. Option Shares generally are freely tradable in the United States. However, you may not offer, sell or otherwise dispose of any Option Shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Option.
12.    Conformity with the Plan. This Option is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between the Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of the Agreement, you agree to be bound by all of the terms and conditions of the Agreement and the Plan.
13.    Nature of Grant. In accepting the Options, you acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)    all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)    your participation in the Plan is voluntary;
(e)    the Option and the underlying Option Shares are extraordinary items that (i) do not constitute compensation of any kind for services of any kind rendered to the Company, any Affiliate or to your actual employer (the “Employer”), and (ii) are outside the scope of your employment or service contract, if any;
(f)    the Option and the underlying Option Shares and the income and value of same, are not intended to replace any pension rights or compensation;
(g)    the Option and the underlying Option Shares and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Tapestry Companies, including the Employer;
(h)    the grant of the Option and your participation in the Plan shall not create a right to employment or continued employment with any of the Tapestry Companies or be interpreted as forming an employment or service contract with any of the Tapestry Companies, and shall not interfere with the ability of the Tapestry Companies, to terminate your employment or service relationship (if any) at any time with or without cause;
(i)    the future value of the underlying Option Shares is unknown and cannot be predicted with certainty, and the Option Shares acquired upon exercise may increase or decrease in value;
(j)    if the underlying Option Shares do not increase in value, the Option will have no value;
(k)    if you exercise your Option and obtain Option Shares, the value of such Option Shares acquired upon exercise may increase or decrease in value, even below the Grant Price;
(l)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option or diminution in value of the Option or Option Shares purchased through exercise, forfeiture of the Option resulting from the termination of your employment by the Company or the Employer or continuous service (for any reason whatsoever and, whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Tapestry Companies, including the Employer, waive your ability, if any, to bring any such claim, and release the Tapestry Companies, including the Employer, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(m)    for purposes of this Option, unless your termination is a Severance Event Termination, regardless of the reason of your termination (and whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), your employment or service relationship will be considered terminated effective as of the date you are no longer actively employed or providing services and will not be extended by any notice period mandated under local law (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period pursuant to local law). The Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of this Option (including whether you may still be considered to be providing services while on a leave of absence);

(n)    the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
(o)    the Tapestry Companies, including the Employer, shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise;

(p)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Option Shares; and
(q)    you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
14.    Tax Obligations. Regardless of any action taken by the Company or the Employer, you acknowledge and agree that the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, capital/gains tax, payment on account or other tax-related items related to the Option and your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your sole responsibility and may exceed the amount, if any, withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Options, the subsequent sale of any Option Shares acquired at exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard you authorize the Company and/or the Employer, or their respective agents, to withhold all applicable Tax-Related Items from any wages or other cash compensation paid to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer or their respective agents, at their discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding otherwise deliverable Option Shares; or (ii) withholding from the proceeds of the sale of Option Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and at your direction pursuant to this authorization).

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum rates. If the maximum rate is used, any over-withheld amount may be refunded to you in cash by the Company or the Employer (with no entitlement to the Option Share equivalent) or, if not refunded, you may seek a refund from the local tax authorities. If any withholding obligation for Tax-Related Items is satisfied by withholding a number of Option Shares as described herein, for tax purposes, you are deemed to have been issued the full number of Option Shares subject to the portion of the Option exercised, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. You shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Option Shares or the proceeds of the sale of Option Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
15. Data Privacy. Where required by applicable law, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security or insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Option or any other option or other entitlement to Option Shares, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. You understand that Data will be transferred to Fidelity Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than your country. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Option Shares acquired upon exercise of the Option.
You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Plan, and that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing such consent may affect your ability to participate in the Plan. In addition, you understand that the Company and its Affiliates have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Finally, you understand that the Company may rely on a different legal basis for the collection, processing and/or transfer of Data either now or in the future and/or request you provide another data privacy consent. If applicable and upon request of the Company or the Employer, you agree to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company and/or the Employer that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you may be unable to participate in the Plan if you fail to execute any such acknowledgment, agreement or consent requested by the Company and/or the Employer.
16.    Miscellaneous.
(a)    Amendment or Modifications. The grant of this Option is documented by the minutes of the Committee or by documents produced by the Company as authorized by such minutes, which records are the final determinant of the number of Option Shares granted and the conditions of this grant. The Committee may amend or modify this Option in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under the Agreement without your consent. Except as in accordance with the two immediately preceding sentences and Section 18 of the Agreement, the Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
(b)    Governing Law. Notwithstanding anything herein to the contrary, all matters arising under the Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of New York, without regard to the provisions of conflict of laws thereof.
(c)    Binding Arbitration. With the exception of any application by the Tapestry Companies for declaratory and/or injunctive relief based on a violation or threatened violation of Section 8, which may be brought in state or federal court in New York County, New York, all disputes, claims, controversies or causes of action between you and any of the Tapestry Companies or any of their employees and other service providers arising out of or related to the Agreement shall be determined exclusively by final, binding and confidential arbitration in accordance with this Section 16(c).   The arbitration shall be conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect (a copy of such rules is available at https://www.jamsadr.com/rules-employment-arbitration/) and in the JAMS arbitral forum.  You and the Tapestry Companies shall be entitled to engage in discovery in the form of requests for documents, interrogatories, requests for admissions, physical and/or mental examinations and depositions, in accordance with and subject to the provisions of the Federal Rules of Civil Procedure.  Any disputes concerning discovery shall be resolved by the arbitrator.  The decision of the arbitrator appointed to hear the case will be final and binding on you and the Tapestry Companies.  The arbitrator’s award may be entered as a judgment in any court of competent jurisdiction in New York County, New York.  The party requesting the arbitration shall be responsible for paying any associated filing or administrative fees.  All other arbitration costs shall be shared equally by you and the Tapestry Companies; provided, however, the legal fees of the party that substantially prevails in the arbitration proceeding shall be paid by the non-prevailing party.  Such legal fees shall be paid no later than sixty (60) days following the issuance of the arbitrator’s decision.  With the exception of the foregoing clause, each party shall be responsible for the costs and fees of its counsel or other representative.
(d)    Successors and Assigns. Except as otherwise provided herein, the Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
(e)    Severability. Whenever feasible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.
(f)    Forfeiture if Not Accepted. The Company’s grant to you of these Options is conditioned upon your acceptance of the terms of the Agreement. If you do not accept the Agreement (by returning a signed copy of the Agreement to the Tapestry Human Resources Department or by electronically accepting it online, as applicable) prior to the first anniversary of the Grant Date, then the Company shall have the right to terminate the Agreement and cancel the Options without further notice to you.
(g)    Language: If you have received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(h)    Electronic Delivery and Acceptance. Unless the Company determines otherwise in its sole discretion, the Company will deliver any documents related to your participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(i)    Dividend Equivalents. Section 10.2 of the Plan shall apply to this Award with respect to Dividend Equivalents. Any cash dividends paid on Shares shall not be deemed to be reinvested in Shares and will be held uninvested and without interest in a dividend book entry account and paid in cash if and when this Option vests under this Agreement.

17.    Annexes. Notwithstanding any provisions in the Agreement, the Option grant shall be subject to any special terms and conditions as set forth in any annex to the Agreement. Moreover,

if you relocate to one of the countries included Annex A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Annex constitutes part of the Agreement.
18.    Imposition of Other Requirements: The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Option Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. By accepting this Award, you agree to sign any additional documents or undertakings that the Company may require.
19.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Option Shares or rights to shares (e.g., Options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

20.    Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Option Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Option Shares, sale proceeds resulting from the sale of Option Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.
21.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Holder.

In witness whereof, the parties hereto have executed and delivered the Agreement.
TAPESTRY, INC.
Sarah Dunn
Global Human Resources Officer

Date: GRANT DATE

I acknowledge that I have read and understand the terms and conditions of the Agreement and of the Plan and I agree to be bound thereto.

OPTIONEE:
__________________________________
NAME
Date: _____________________________

ANNEX A
SPECIAL PROVISIONS FOR AWARD RECIPIENTS OUTSIDE THE UNITED STATES

This Annex A includes additional terms and conditions that govern this Option if you reside and/or work outside the United States. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement or the Plan.

Part I of this Annex A includes special terms and conditions that govern this Option if you reside and/or work outside of the United States.

Part II of this Annex A includes special terms and conditions that govern this Option if you reside and/or work in the specific countries listed therein.

This Annex A may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws concerning options, as applicable, in effect as of August 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan as the information may be out of date at the time you exericse this Option or sell Option Shares acquired under the Plan.
In addition, the information in this Annex A is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.
Finally, if you are a citizen or resident of a country other than the one in which you currently are residing and/or working, transfer employment and/or residency after the Option is granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein for the country you are residing and/or working in at the time of grant may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you. Similarly, the information contained herein may no longer be applicable in the same manner.

PART I

SPECIAL PROVISIONS APPLICABLE TO ALL AWARD RECIPIENTS
OUTSIDE THE UNITED STATES

A1.    Retirement. The following provision supplements Section 5 of the Agreement:

Notwithstanding anything in Section 5 of the Agreement to the contrary, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to this Option or in the event of your Retirement being deemed unlawful and/or discriminatory, the provisions in Section 5 of the Agreement regarding the treatment of this Option in the event of your Retirement shall not be applicable to you.
A.2     Data Privacy. The following provision replaces Section 15 of the Agreement if you are in the European Union or European Economic Area:

15.    Data Privacy Notice.

a)
Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, uses and transfers certain personal data about you for the purpose of administering your participation in the Plan. Specifics of the data processing are described below.

b)
Controller, EU Representative and DPO. The Company is the controller responsible for the processing of your personal data in connection with the Plan. The Company’s representative in the European Union is your employing company, being the entity with which you have an employment contract. You can reach the data protection officer (DPO) of the Company at dpo@tapestry.com.

c)
Personal Data Subject to Processing. The Company collects, processes and uses the following types of personal data about you: your name, home address and telephone number, email address, date of birth, social insurance, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to Option Shares awarded, canceled, settled, vested, unvested or outstanding in your favor, which the Company receives from you or your employer (“Personal Data”).

d)
Purposes and Legal Bases of Processing. The Company processes the Personal Data for the purpose of performing its contractual obligations under this Agreement, granting Options, implementing, administering and managing your participation in the Plan and facilitating compliance with applicable tax and securities law. The legal basis for the processing of the Personal Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under this Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.

e)	Stock Plan Administration Service Providers. The Company transfers Personal Data to Fidelity Stock Plan Services and its affiliated companies (collectively, “Fidelity”)

who is an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Personal Data with such service providers. As separate data controllers, the Company’s stock plan administrators will open an account for you to receive and trade Shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan. Your Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating your participation in the Plan. You understand that you may request a list with the names and addresses of any potential recipients of Personal Data by contacting your local human resources representative.

f)
International Data Transfers. The Company and its service providers, including, without limitation, Fidelity, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. You understand and acknowledge that the United States is not subject to an unlimited adequacy finding by the European Commission and that your Personal Data may not have an equivalent level of protection as compared to your country of residence. To provide appropriate safeguards for the protection of your Personal Data, the Personal Data is transferred to the Company based on data transfer and processing agreements implementing the EU Standard Contractual Clauses. You may request a copy of the safeguards used to protect your Personal Data by contacting the Company at: privacy@tapestry.com.

g)
Data Retention. The Company will use the Personal Data only as long as necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs the Personal Data, the Company will remove it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

h)
Data Subject Rights. To the extent provided by law, you have the right to (i) inquire whether and what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, or (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing or processed in non-compliance with applicable legal requirements. In addition, you have, to the extent provided by law, the right to (iv) request the Company to restrict the processing of Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Personal Data that you have actively or passively provided to the Company, where the processing of such Personal Data is based on consent or a contractual agreement with you and is carried out by automated means. In case of concerns, you also have the right to (vii) lodge a complaint with the competent local data protection authority. To receive additional information regarding your rights, raise any other questions regarding the practices described in this Agreement or to exercise your rights, you should contact the Company at: privacy@tapestry.com.

i)
Contractual Requirement. Your provision of Personal Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understand that, as a consequence of your refusing to provide Personal Data, the Company may not be able to allow you to participate in the Plan, grant Options to you or administer or maintain such Options. However, your participation in the Plan and your acceptance of this Agreement are purely voluntary. While you will not receive Options if you decide against participating in the Plan or providing Personal Data as described above, your career and salary will not be affected in any way. For more information on the consequences of the refusal to provide Personal Data, you may contact the Company at: privacy@tapestry.com.

PART II
COUNTRY SPECIFIC PROVISIONS
AUSTRALIA

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to Options granted under the Plan, such that the Options are intended to be subject to deferred taxation.
Australian Offer Document. The offer of Options is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of the Options to Australian-resident employees, which will be provided to you with the Agreement.

CAMBODIA

Method of Exercise. The method of exercise of the Option shall be limited to mandatory cashless, sell-all exercise, meaning that upon your exercise of the Options, all of the Option Shares issuable upon exercise will be sold and the sale proceeds (net from the payment of the Option Exercise Price and tax withholding) will be paid to you in cash.

Exchange Control Information. You may be required to execute any foreign exchange transactions in connection with participation in the Plan (e.g., transfers of proceeds from the sale of Shares into Cambodia) through an authorized intermediary, such as a bank licensed to operate in Cambodia by the National Bank of Cambodia. You should consult your personal legal advisor to ensure compliance with the applicable requirements.

CANADA

Nature of Grant. The following provision replaces Section 13(m) of the Agreement:

For purposes of this Option, unless your termination is a Severance Event Termination, regardless of the reason of your termination (and whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), your employment or service relationship will be considered terminated effective as of the earlier of (i) the date on which your employment is terminated; (ii) the date on which you receive written notice of termination of your employment; or (iii) the date on which you are no longer actively employed or providing services to the Tapestry Companies regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to, statutory law, regulatory law and/or common law). The Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of this Option (including whether you may still be considered to be providing services while on a leave of absence).

Securities Law Information. You are permitted to sell any Option Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of any Option Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Option Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. You must report annually on Form T1135 (Foreign Income Verification Statement) the foreign specified property (including Option Shares and Options acquired under the Plan), if the total value of such foreign specified property exceeds C$100,000 at any time during the year. Thus, such Options must be reported - generally at a nil cost - if the C$100,000 threshold is exceeded due to other foreign specified property you hold. If Option Shares are acquired, their cost generally is the adjusted cost base ("ACB") of the Option Shares. The ACB would normally equal the fair market value of the Option Shares at the time of acquisition but if you own other shares of Common Stock, this ACB may have to be averaged with the ACB of the other Shares. The form T1135 must be filed at the same time you file your annual tax return. You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

Consent to Receive Information in English. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Data Privacy. This provision supplements Section 15 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Affiliates and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize your employer to record such information and to keep such information in your employee file.

CHINA

The following provisions apply if you are subject to the exchange control regulations in China, as determined by the Company in its sole discretion:
Manner of Exercise. This provision supplements Section 7 of the Agreement:

You understand and agree that due to local exchange control requirements, you will be required, at the Company’s discretion, to exercise the Option using either the “cashless sell-all” method or the “cashless sell-to-cover” method. To complete a cashless sell-to-cover transaction, upon your instruction to exercise the Option, the Company’s designated broker will (i) sell (out of the Option Shares subject to the Option exercised) the number of Option Shares that is sufficient to pay the Exercise Price, applicable brokerage fees and commissions, and any Tax-Related Items; (ii) use the proceeds of such sale to pay the Exercise Price and applicable brokerage fees; and (iii) remit the balance of the proceeds, including any amounts required to cover the Tax-Related Items, in U.S. denominated cash to the designated Company sponsored bank account that has been authorized for use by the appropriate State Administration of Foreign Exchange ("SAFE"). To complete a “cashless sell-all” transaction, you consent and agree to: (i) instruct a broker designated by the Company to immediately sell all of the Option Shares issued upon exercise; (ii) use the proceeds of such sale to pay the Exercise Price and applicable brokerage fees; and (iii) remit the balance of the proceeds, including any amounts required to cover the Tax-Related Items, in U.S. denominated cash to the designated Company sponsored bank account that has been authorized for use by SAFE.
You further agree that the Company may remit any Tax-Related Items directly from the designated Company sponsored bank account to the appropriate tax authorities on your behalf and any remaining proceeds to you. Alternatively, if you are required to complete a cashless sell-all transaction, you agree (i) that the Company may initially instruct the bank to issue 50% of the proceeds to you, (ii) you then will remit to the Company the entire Tax-Related Items calculated by Company in local currency (RMB), (iii) the Company will subsequently remit the Tax-Related Items to the appropriate tax authorities on your behalf; and (iv) the Company will then authorize the designated bank to release the remaining balance to the proceeds to you.
You acknowledge that the amount of Tax-Related Items calculated by the Company is an estimate, and you may be liable for additional taxes on the proceeds. You agree to bear any currency fluctuation risk between the time the Option Shares are sold and the time any sale proceeds (net of the Exercise Price, applicable brokerage fees and Tax-Related Items) are distributed to you.
Exchange Control Requirements. By accepting the Option, you understand and agree that, pursuant to local exchange control requirements, any Option Shares you acquire upon exercise of the Option must be held in an account with the Company’s designated broker. You further understand that you are only permitted to sell Option Shares acquired under the Plan through the Company’s designated broker.
You further understand and agree that you will be required to repatriate any cash proceeds from the sale of Option Shares. You further understand that, under local law, such repatriation of cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or another Affiliate, and you hereby consent and agree that any proceeds from the sale may be transferred to such special account prior to being delivered to you.

You further understand that the proceeds will be delivered to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds may be paid to you in U.S. dollars or local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, you understand and agree that the Company is under no obligation to secure any particular exchange conversion rate and there may be delays in converting the cash proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the cash proceeds are received and the time the cash proceeds are distributed to you through the special account described above.

You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Sale of Option Shares. You agree that, at the Company’s discretion and instruction, any or all of the Option Shares issued upon exercise may be sold at any time (including immediately upon exercise or upon termination of your employment, as described below). Your acceptance of the Option constitutes your authorization for the Company to instruct its designated broker to assist with the sale of such Option Shares (on your behalf pursuant to this authorization without further consent) and you expressly authorize the Company’s designated broker to complete the sale of such Option Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Option Shares at any particular price. Upon the sale of the Option Shares, the Company agrees to pay you the cash proceeds from the sale of the Option Shares, less brokerage fees and subject to any obligation to satisfy Tax-Related Items.

Treatment of Option Shares and Options upon Termination of Employment. Due to exchange control regulations in China, you understand and agree that any Option Shares acquired under the Plan and held by you in your brokerage account must be sold within six months following your termination of employment, or within such other period as determined by the Company or required by SAFE (the “Mandatory Sale Date”). You understand that any Shares held by you that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under "Sale of Option Shares" above.

You further understand and agree that, notwithstanding any provision in the Agreement, you must exercise any vested Option no later than six months from your termination of employment, or within any such other period as may be permitted by the Company or required by SAFE. You understand that any vested Option not exercised within six months of your termination or within such other period as may be permitted by the Company or required by SAFE will be forfeited.

FRANCE

Non-Qualified Option. This Option is not granted as a "French-qualified" Option and is not intended to qualify for the special tax and social security treatment applicable to options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.

Consent to Receive Information in English. By accepting this Option, you confirm having read and understood the Plan and the Agreement which were provided in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, vous confirmez avoir lu et compris le Plan et ce Contrat, qui ont été communiqués en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.

Foreign Asset/Account Reporting Information. If you are a French resident, you will be required to report all foreign accounts (whether open or closed) to the French tax authorities when filing your annual tax return. You should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in France.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Option Shares or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically and the form of report ("Allgemeine Meldeportal Statistik") can be accessed via the Bundesbank's website (www.bundesbank.de), in both German and English. You are responsible for making this report.

HONG KONG

Sale of Shares. In the event the Option vests within six months of the Grant Date, you agree that you will not dispose of the Option Shares acquired prior to the six-month anniversary of the Grant Date.

Securities Law Notification. WARNING: The Option and the Option Shares issued upon exercise do not constitute a public offering of securities under Hong Kong law and are available only to certain Eligible Individuals. The Agreement, the Plan and other incidental communication materials distributed in connection with the Option have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. In addition, the documents have not been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each Holder, and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement or the Plan, you should obtain independent professional advice.

INDIA

Manner of Exercise. This provision supplements Section 7 of the Agreement

You may not exercise the Option using a cashless sell-to-cover exercise, whereby you direct a broker or transfer agent to sell some (but not all) of the exercised Option Shares subject to the Option and deliver to the Company the amount of the sale proceeds to pay the Exercise Price and any Tax-Related Items. The Company reserves the right to provide you with this method of payment depending on the development of local law.

Exchange Control Information. You understand that you must repatriate any cash dividends paid on Option Shares acquired under the Plan or proceeds from the sale of Option Shares to India and convert the proceeds into local currency within a reasonable amount of time (i.e., within 180 days of receipt of cash dividends and within 90 days of receipt of sale proceeds). You will receive a foreign inward remittance certificate ("FIRC") from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. You are required to declare foreign bank accounts and any foreign financial assets (including Option Shares held outside India) in your annual tax return.  You are responsible for complying with this reporting obligation and you should consult your personal tax advisor in this regard as significant penalties may apply in the case of non-compliance with foreign asset/account reporting requirements and because such requirements may change.

INDONESIA

Exchange Control Information. If you remit funds into Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description must be included in the report. Although the bank through which the transaction is made is required to make the report, you must complete a "Transfer Report Form." The Transfer Report Form will be provided to you by the bank through which the transaction is to be made.

ITALY

Method of Exercise. Notwithstanding anything to the contrary in the Agreement, you must exercise the Option using the cashless-sell-all exercise method. To complete a cashless-sell-all exercise, you must instruct the broker designated by the Company to: (i) immediately sell all of the Option Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, applicable brokerage fees and Tax-Related Items; and (iii) remit the balance in cash to you. If you do not complete this procedure, the Company may refuse to allow you to exercise the Option. The Company reserves the right to provide you with additional methods of exercise depending on local developments.

Plan Document Acknowledgment. In accepting the Option grant, you acknowledge that you have received a copy of the Plan and the Agreement and reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Section 13. Nature of Grant; Section 14. Tax Obligations; Section 16(b). Governing Law; Section 16(c). Binding Arbitration; Section 16(e). Severability; Section 16(g). Language; Section 16(h). Electronic Delivery and Acceptance; Section 18. Imposition of Other Requirements; and the Data Privacy Notice in Part I of this Annex A.

Foreign Asset/Account Reporting Information. If you are an Italian resident and at any time during the fiscal year hold investments or financial assets outside of Italy (e.g., cash, Option Shares) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset, even if you do not directly hold the investment or asset under Italian money laundering provisions), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule) or on a special form if you are not required to file a tax return.

JAPAN

Exchange Control Information. If you pay more than ¥30,000,000 in a single transaction for the purchase of Option Shares when you exercise the Option, you must file a Payment Report with the Ministry of Finance through the Bank of Japan. If you pay more than ¥100,000,000 in a single transaction for the purchase of Option Shares when you exercise the Option, you must file a Securities Acquisition Report, in addition to the Payment Report, with the Ministry of Finance through the Bank of Japan.

Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside of Japan (including Option Shares acquired under the Plan as of December 31), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 of the following year. You should consult with his or her personal tax advisor to determine if the reporting obligation applies to your personal situation.

KOREA

Exchange Control Information. If you remit funds out of Korea to purchase Option Shares under the Plan, a foreign exchange bank in Korea may need to “confirm” the remittance. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. You may need to present to the bank processing the transaction the following supporting documents evidencing the nature of the remittance: (i) the Agreement; (ii) the Plan; and (iii) your certificate of employment. This confirmation is not necessary for cashless exercises since there is no remittance out of Korea

Foreign Asset/Account Reporting Information. You are required to declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding Option Shares, etc.) to the Korean tax authority and file a report regarding such accounts if the monthly balance of such accounts exceeds KRW500,000,000 (or an equivalent amount in foreign currency) on any month-end date during a calendar year. It is your responsibility to comply with this reporting obligation or you should consult a personal tax advisor to ensure compliance with this requirement.

MALAYSIA

Data Privacy. The following provisions replace Section 15 of the Agreement:

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Option documentation by and among, as applicable, the Company, the Employer and any other Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of your participation in the Plan.

Anda dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian dan apa-apa dokumentasi Penganugerahan oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Majikan dan Syarikat Sekutu lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan anda dalam Pelan tersebut.

You may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of your participation in the Plan, details of all Options or any other entitlement to Option Shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Sebelum ini, anda mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah, alamat e-mel dan nombor telefon, tarikh lahir, nombor insurans sosial, nombor pasport atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan anda dalam Pelan tersebut, butir-butir semua Option atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah anda (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

You also authorize any transfer of Data, as may be required, to Fidelity Stock Plan Services, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Option Shares acquired upon exercise of the Options are deposited.  You acknowledge that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to your country, which may not give the same level of protection to Data.  You authorize the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.

Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada Fidelity Stock Plan Services, atau pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang memperolehi Saham melalui pemberian hak Option yang didepositkan. Anda mengakui bahawa penerima-penerima ini mungkin berada di negara anda atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Anda memberi kuasa kepada Syarikat, Fidelity Stock Plan Services dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut.

You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke the consent, your employment status and career with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant future Options or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Anda memahami bahawa anda boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatan anda. Anda faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda memahami bahawa anda boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status pekerjaan dan kerjaya anda dengan Majikan tidak akan terjejas; satunya akibat jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan RSU pada masa depan atau anugerah-anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

Director Notification Obligation. If you are a director of the Company’s Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (e.g., an Option, Option Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MYANMAR
Exchange Control Requirements. Approval from the Central Bank of Myanmar is required prior to making any direct investment abroad, which may include the acquisition of Option Shares under the Plan. The Company reserves the right to (i) require that you sell all Option Shares acquired under the Plan, either immediately upon receipt of such Option Shares or upon termination of your employment, or (ii) require that you exercise the Option using a cashless sell-to-cover or a cashless sell-all method of exercise, if the Company it determines it is necessary or advisable to do so in light of regulatory requirements in Myanmar.
NETHERLANDS
There are no country-specific provisions.

NEW ZEALAND
Securities Law Notification.

Warning

This is an offer of options to purchase Shares (Options). Upon exercise of Options in accordance with this Agreement, you will acquire Shares of Tapestry, Inc. You may receive a return if dividends are paid.

The Options are not quoted. However, Shares are quoted on the New York Stock Exchange (“NYSE”).

The Options are not able to be sold or transferred. However, once you exercise Options and receive Shares, these Shares will be quoted on the NYSE. This means that you may be able to sell the Shares on the NYSE if there are interested buyers. You may get less than the Exercise Price. The price will depend on the demand for the Shares.

If the Company runs into financial difficulties and is wound up, you understand that you will be paid only after all creditors have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You also will have fewer other legal protections for this investment.

In compliance with applicable New Zealand securities laws, you are entitled to receive, in electronic or other form and free of cost, copies of the Company’s latest annual report, relevant financial statements and the auditor’s report on said financial statements (if any). You may obtain copies of such documents on written request to Tapestry, Inc., 10 Hudson Yard, New York, New York 10001, Attention: General Counsel.

You understand and acknowledge that you are advised to ask questions, read all documents carefully, and seek independent financial advice before committing yourself.
PHILIPPINES
Securities Law Alert. If you exercise your Option and acquire Option Shares, you acknowledge that you are permitted to dispose of or sell such Option Shares, provided the offer and resale of the Option Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange in the United States of America.
Method of Exercise. The Company reserves the right to limit the method of exercise of the Option to mandatory cashless, sell-all exercise, meaning upon your exercise of the Option, all of your

Option Shares issuable upon exercise will be sold and the sale proceeds (net from the payment of the Option Exercise Price and any tax withholding) will be paid to you in cash.
PUERTO-RICO
There are no country-specific provisions.
SINGAPORE
Securities Law Information. The grant of the Option is being made pursuant to the "Qualifying Person" exemption under Section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) ("SFA"). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore and the grant of this Option is not made with a view to the Option or Option Shares being subsequently offered to another party. You should note that the Option is subject to Section 257 of the SFA and you should not make any subsequent sale in Singapore of the Option Shares or any offer of such sale in Singapore unless such sale or offer is made after six months from the Grant Date or pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA. The Option Shares are currently traded on the New York Stock Exchange, which is located outside of Singapore, under the ticket symbol "TPR," and the Option Shares may be sold through this exchange.

Director Notification Obligation. If you are the Chief Executive Officer ("CEO") or a director, associate director or shadow director of a Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when you receive an interest (i.e., Options, Option Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, you must notify the Singapore Affiliate when you sell Shares of the Company or any related companies (including when you sell Option Shares acquired through exercise of your Options). These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any related companies. In addition, a notification must be made of your interests in the Company or any related companies within two (2) days of becoming the CEO or director.
Exit Tax Information. If you are (i) neither a Singapore citizen nor a Singapore permanent resident, and you (a) intend to leave Singapore for any period exceeding three months, (b) will be posted overseas on a secondment, or (c) are about to cease employment with the Singaporean Entity with which you were employed at the time of grant, regardless of whether you intend to remain in Singapore, or (ii) a Singapore permanent resident, and you (a) intend to leave Singapore for any period exceeding three months, (b) will be posted overseas on a secondment or (c) are about to cease employment with the Singaporean Entity with which you were employed at the time of grant and intend to leave Singapore on a permanent basis, you may be subject to an exit tax upon your departure from Singapore or cessation of employment, as applicable. In such case, you will be taxed on your Options on a “deemed exercise” basis, i.e., you will be deemed to have vested in your Options on the later of (i) one month before the date you depart Singapore or cease employment, or (ii) the date on which your Options were granted. If you are subject to the exit tax, you acknowledge and agree that your employer will report details of your departure from Singapore or cessation of employment to the Inland Revenue Authority of Singapore and will withhold any income payable to you for a period of up to 30 days. You are hereby advised to consult with a personal tax advisor in the event you may be subject to these exit tax rules.

SPAIN
Labor Law Acknowledgment. The following provisions supplement Section 13 of the Agreement:
By accepting this Award, you agree to participation in the Plan and acknowledge that you have received a copy of the Plan.
You understand and agree that, except as otherwise provided in the Agreement, you will forfeit any Options in the event of termination of your employment by reason of, but not limited to, resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente,” individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985.
You understand that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who are employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliates on an ongoing basis except as set forth under the terms of the Plan and the Agreement. Consequently, you understand that any Option is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Options and Option Shares is unknown and unpredictable and you may forfeit the Option if you terminate employment prior to exercise. In addition, you understand that the Option would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Option shall be null and void.
Exchange Control Information. The acquisition, ownership and sale of Option Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Tourism and Commerce. Generally, the declaration must be made in January for Shares owned as of December 31 of the prior year and/or Option Shares acquired or disposed of during the prior year; however, if the value of Option Shares acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if you hold 10% or more of the share capital of the Company), the declaration must be filed within one month of the acquisition or disposition, as applicable.
In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Option Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Option Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

Foreign Asset/Account Reporting Information. To the extent that you hold rights or assets (i.e., cash or Option Shares held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.
You should consult with your personal tax and legal advisors to ensure that he or she is properly complying with your reporting obligations.
Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of this Award. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
SWITZERLAND
Securities Law Information. The Options are not intended to be publicly offered in or from Switzerland. Because the offer of the Options is considered a private offering, it is not subject to registration in Switzerland. Neither this Annex A nor any other materials relating to the Options (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed or otherwise made publicly available in Switzerland, or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).
TAIWAN
Securities Law Information. This Award and any Option Shares issued pursuant to the Plan are available only for Eligible Individuals. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.
Exchange Control Information. Individuals may acquire and remit foreign currency (including proceeds from the sale of Option Shares) into Taiwan up to US$5,000,000 per year without justification. There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM

Disapplication of Retirement Provision.
The provisions set forth in Section 5 of the Agreement regarding continued vesting and the right to exercise your Option following termination of employment with the Tapestry Companies due to Retirement do not apply to Participants in the United Kingdom. In the event of such termination, the provisions set forth in Section 6(b) shall govern.
Withholding. The following provisions supplement Section 14 of the Agreement.

Without limitation to Section 14 of the Agreement, the you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you understand that you may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by you, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in Section 14 of the Agreement.

VIETNAM

The following provisions apply if you are subject to the exchange control regulations in Vietnam, as determined by the Company in its sole discretion:

Manner of Exercise. This provision supplements Section 7 of the Agreement:

Due to regulatory requirements, you will be required to exercise the Option using the (cashless) “exercise and sell” method. To complete a (cashless) “exercise and sell” transaction, you consent and agree to: (i) instruct a broker designated by the Company to immediately sell all of the Option Shares issued upon exercise; and (ii) use the proceeds to pay the Exercise Price and applicable brokerage fees and Tax-Related Items.
The Company reserves the right to limit the method of exercise of the Option to mandatory cashless, sell-all exercise, meaning upon your exercise of the Option, all of your Option Shares issuable upon exercise will be sold and the sale proceeds (net from the payment of the Option Exercise Price and any tax withholding) will be paid to you in cash.

Exchange Control Requirements. You understands and agree that, pursuant to local exchange control requirements, you may be required to repatriate the proceeds from the sale of the Option Shares issued upon exercise of the Options to Vietnam. You further understand that, under local law, such repatriation may need to be effectuated through a special exchange control account established by the Company or an Affiliate, and you hereby consent and agree that any proceeds may be transferred to such special account prior to being delivered to you. You agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in Vietnam.
You further understand and agree that the Company is under no obligation to secure any particular exchange conversion rate and there may be delays in converting the cash proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the proceeds are received and the time the cash proceeds are distributed to you.